Exhibit 99.1

news release

NYSE: TC
TSX: TCM

October 3, 2012

New Mine Plan at the Thompson Creek Mine Expected to Achieve Significant Cost Savings

Denver, Colorado — Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified, North American mining company, announced that, effective today, it is suspending stripping activity associated with the next phase of production at the Thompson Creek Mine, referred to as Phase 8.  Mining operations will continue as planned through 2014 in the current phase of production at the Mine, referred to as Phase 7.  As a result of this change, between now and 2014, the Company expects to save approximately $100 million in operating costs and $8 — $9 million in capital expenditures, as well as reduce the Mine workforce by approximately 100 workers.

Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek, said, “As a result of continuing weakness and uncertainty in the world economy, we have decided to reduce our costs, strengthen our balance sheet, and conserve cash.  This will allow for greater certainty in accessing our existing financings in order to complete the development of Mt. Milligan, while we preserve the assets at Thompson Creek until market conditions strengthen.”

The Company announced that it would expect to restart stripping of Phase 8 of the mine plan when market conditions warrant.  The Thompson Creek Mine is expected to produce 20 — 22 million pounds of molybdenum in 2013 and 17 — 19 million pounds in 2014.  Assuming stripping is not restarted prior to 2015, cash costs are expected to be approximately $4.75 — $5.75 per pound in 2013 and $5.00 — $6.00 per pound in 2014.  If stripping has not recommenced by 2015, we expect that the mine would be placed on care and maintenance at such time. If the decision to recommence stripping is made prior to 2015, guidance with respect to costs will be revised accordingly, but we expect that molybdenum production guidance should not be affected.

The Company’s Langeloth roasting facility in Pennsylvania will continue to treat material from the Thompson Creek Mine, third party purchased concentrates and tolled molybdenum concentrates.

A conference call to discuss the new mine plan has been scheduled on Thursday, October 4, 2012 at 4:30 p.m. Eastern Time.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 approximately five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca/en/event and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (855) 859-2056 (access code 37449068#) from 7:30 p.m. Eastern Time on October 4, to 11:59 p.m. Eastern Time on October 11.  An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934  and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.   Our forward-looking statements include statements with respect to: future operating plans and goals, including the new Thompson Creek Mine operating plan; future financial or operating performance of the Company or its subsidiaries and its projects; future production, sales, cash costs, inventory, capital expenditures and exploration expenditures; future earnings and operating results; anticipated or future financings; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; Mt. Milligan development costs; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com